                                                                  EXHIBIT 99.2


                      ADVANCED COMMUNICATION SYSTEMS, INC.

                     Index to Audited Financial Statements

Report of Independent Public Accountants.......................................      F-2

Consolidated Balance Sheets as of September 30, 1999 and 1998..................      F-3

Consolidated Statements of Operations for the Years Ended September 30, 1999,
1998 and 1997..................................................................      F-4

Consolidated Statements of Changes in Stockholders' Equity for the
Years Ended September 30, 1999, 1998 and 1997..................................      F-5

Consolidated Statements of Cash Flows for the Years Ended September 30, 1999,
1998 and 1997.................................................................       F-7

Notes to Consolidated Financial Statements.....................................      F-8

SCHEDULE:

Schedule II -- Valuation and Qualifying Accounts...............................      F-21

Schedules not listed above have been omitted because they are not applicable or the information required to be set forth therein is included in the financial statements or notes thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF ADVANCED COMMUNICATION SYSTEMS, INC.:

We have audited the accompanying consolidated balance sheets of Advanced Communication Systems, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Communication Systems, Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                       ARTHUR ANDERSEN LLP


VIENNA, VIRGINIA
NOVEMBER 12, 1999

                      ADVANCED COMMUNICATION SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                          SEPTEMBER 30
                                                                     -----------------------
                                                                       1999           1998
                                                                     --------       --------
                             ASSETS
Current assets:
Cash and cash equivalents..................................          $  1,615       $  2,457
Contract receivables, net..................................            67,834         54,059
Other receivables..........................................             1,617            374
Prepaid expenses...........................................             1,279            958
Inventories................................................               932            583
                                                                     --------       --------
   Total current assets....................................            73,277         58,431
                                                                     --------       --------
Property and equipment, net................................             7,908          8,044
Other assets:
Software development costs, net............................               --           3,186
Intangibles, net...........................................            61,603         49,726
Other non-current assets...................................               414            348
                                                                     --------       --------
   Total other assets......................................            62,017         53,260
                                                                     --------       --------
      Total assets.........................................          $143,202       $119,735
                                                                     ========       ========

           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt..........................          $     87       $     87
Obligations under capital leases...........................               877          1,100
Accounts payable...........................................             5,773          9,577
Accrued expenses and other current liabilities.............            27,789         22,772
Billings in excess of revenue..............................             1,182          1,208
Deferred profit............................................             5,319            --
Income taxes payable.......................................               738          1,104
Deferred income tax liability..............................             2,317          1,059
                                                                     --------       --------
   Total current liabilities...............................            44,082         36,907
Obligations under capital leases - long-term...............               420            523
Deferred income tax liability - long-term..................             1,226            858
Long-term debt.............................................            47,580         36,564
                                                                     --------       --------
   Total liabilities.......................................            93,308         74,852
                                                                     --------       --------

Stockholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares
  authorized, no shares issued and outstanding.............               --             --
Common stock, $.01 par value, 40,000,000 shares authorized,
  11,450,000 shares issued at September 30, 1999 and 1998..               115            115
Paid-in capital............................................            42,511         41,105
Retained earnings..........................................             7,578          3,991
Less - Treasury stock, 2,701,513 shares at September 30,
  1999 and 2,854,887 shares at September 30, 1998..........              (310)          (328)
                                                                     --------       --------
    Total stockholders' equity.............................            49,894         44,883
                                                                     --------       --------
      Total liabilities and stockholders' equity...........          $143,202       $119,735
                                                                     ========       ========

The accompanying notes are an integral part of these consolidated financial statements.

                      ADVANCED COMMUNICATION SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                          SEPTEMBER 30
                                                              --------------------------------------
                                                                1999           1998           1997
                                                              --------       --------        -------
Revenues............................................          $218,252       $107,752        $52,194

Direct costs........................................           147,667         69,847         37,687

Indirect, general and administrative expenses.......            53,863         28,834         11,128

Provision for doubtful accounts.....................             2,514            --             --

Write-off of capitalized software development costs
 (Note 7)...........................................             3,893            --             --

Write-off of acquired in-process R & D costs
 (Note 4)...........................................               --             --           1,910
                                                              ---------      --------        -------

Income from operations..............................            10,315          9,071          1,469

Interest expense....................................            (4,492)        (1,918)          (136)

Other income, net...................................               160             82            153
                                                              ---------      --------        -------

Income before taxes.................................             5,983          7,235          1,486

Provision (benefit) for income taxes................             2,402          2,861           (250)
                                                              ---------      --------        -------
Net income..........................................          $  3,581       $  4,374        $ 1,736
                                                              ---------      --------        -------

Net income per share-basic..........................          $   0.41       $   0.61        $  0.40
                                                              ---------      --------        -------
Net income per share-diluted........................          $   0.41       $   0.60        $  0.40
                                                              ---------      --------        -------
Weighted average shares outstanding-basic...........             8,680          7,221          4,306
                                                              ---------      --------        -------
Weighted average shares outstanding-diluted.........             8,803          7,326          4,352
                                                              ---------      --------        -------

Pro forma statements of operations data:
     (unaudited - Note 2)
Income before taxes as reported.....................                                         $ 1,486
Pro forma income tax provision......................                                             571
                                                                                             -------
Pro forma net income................................                                         $   915
                                                                                             -------

Pro forma net income per share-basic................                                         $  0.20
                                                                                             -------
Pro forma net income per share-diluted..............                                         $  0.19
                                                                                             -------

Pro forma weighted average shares outstanding-basic.                                           4,682
                                                                                             -------
Pro forma weighted average shares outstanding-diluted                                          4,729
                                                                                             --------

The accompanying notes are an integral part of these consolidated financial statements.

                      ADVANCED COMMUNICATION SYSTEMS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                       COMMON STOCK
                                                 ----------------------     PAID-IN     RETAINED
                                                   SHARES        AMOUNT     CAPITAL     EARNINGS
                                                 ----------      ------     -------     --------
BALANCE AT SEPTEMBER 30, 1996...............      6,750,000          67      16,506       4,520
Net income..................................           --           --         --         1,736

Sale of common stock........................      2,225,000         23       14,341         --
Sale of treasury stock......................           --           --         --           --
Purchase of treasury stock..................           --           --         --           --
Stockholder distributions...................           --           --         --        (6,625)
Translation adjustment......................           --           --         --           (13)
Cancellation of stock repurchase
  agreements................................           --           --      (16,438)        --
                                                  ----------       ----     -------      ------

BALANCE AT SEPTEMBER 30, 1997...............       8,975,000         90      14,409        (382)
Net income..................................           --           --         --         4,374

Sale of common stock........................       2,000,000         20      22,627         --
Common stock issued for acquisition.........         475,000          5       3,295         --
Exercise of stock options and purchases
under the Employee Stock Purchase Plan......           --           --          589         --
Tax benefit attributable to the exercise
  of non-qualified stock options............           --           --          185         --
Translation adjustment......................           --           --         --            (1)
                                                  ----------       ----     -------      ------

BALANCE AT SEPTEMBER 30, 1998...............      11,450,000        115      41,105       3,991
Net income..................................           --           --         --         3,581
Exercise of stock options and purchases
under the Employee Stock Purchase Plan......           --           --        1,262         --
Tax benefit attributable to the exercise
  of non-qualified stock options............           --           --         144          --
Translation adjustment......................           --           --         --             6
                                                  ----------       ----     -------      ------

BALANCE AT SEPTEMBER 30, 1999...............      11,450,000       $115     $42,511      $7,578
                                                  ==========       ====     =======      ======

                                                    ADJUSTMENT
                                                       FOR
                                                    REDEMPTION
                                                   VALUE GREATER
                                                   THAN AMOUNTS
                                                    PAID IN BY       TREASURY
                                                   STOCKHOLDERS       STOCK         TOTAL
                                                   ------------      --------      -------
        BALANCE AT SEPTEMBER 30, 1996 ..........     (16,438)          (280)          4,375
        Net income .............................         --             --            1,736
        Sale of common stock ...................         --             --           14,364
        Sale of treasury stock .................         --              57              57
        Purchase of treasury stock .............         --             (66)            (66)
        Stockholder distributions ..............         --             --           (6,625)
        Translation adjustment .................         --             --              (13)
        Cancellation of stock repurchase
          agreements............................      16,438            --              --
                                                     -------          -----         -------

        BALANCE AT SEPTEMBER 30, 1997 ..........         --            (289)         13,828
        Net income .............................         --             --            4,374

        Sale of common stock ...................         --             --           22,647
        Common stock issued for acquisition ....         --             --            3,300
        Exercise of stock options and purchases
        under the Employee Stock Purchase Plan..         --             (39)           550
        Tax benefit attributable to the exercise
          of non-qualified stock options .......         --             --              185
        Translation adjustment .................         --             --               (1)
                                                     -------          -----         -------

                                     F-5


        BALANCE AT SEPTEMBER 30, 1998 ..........         --            (328)         44,883
        Net income .............................         --             --            3,581
        Exercise of stock options and purchases
        under the Employee Stock Purchase Plan..         --              18           1,280
        Tax benefit attributable to the exercise
          of non-qualified stock options .......         --             --              144
        Translation adjustment .................         --             --                6
                                                     -------          -----         -------

       BALANCE AT SEPTEMBER 30, 1999 ...........     $   --           $(310)       $49,894
                                                     ========         =====        =======

The accompanying notes are an integral part of these consolidated financial statements.

                      ADVANCED COMMUNICATION SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                               YEAR ENDED SEPTEMBER 30
                                                                    -----------------------------------------
                                                                       1999           1998           1997
                                                                    ---------      ----------     ----------
Cash flows from operating activities:
Net income..................................................       $     3,581     $    4,374     $    1,736
Adjustments to reconcile net income to net cash
    (used in) provided by operating activities--
    Depreciation and amortization...........................             3,804          2,264            471
    Provision for doubtful accounts.........................             2,514            --            --
    Write-off of capitalized software development costs.....             3,893            --            --
    Deferred tax liability..................................             1,626          1,078           (238)
    Reduction of deferred profit............................            (1,024)           --            --
    Write-off of acquired in-process R & D costs............               --             --           1,910
    Changes in assets and liabilities:
        Contract receivables................................           (15,062)        (9,579)        (9,414)
        Other receivables...................................            (1,624)          (157)          (303)
        Income taxes receivable.............................               --             529           (636)
        Prepaid expenses....................................              (321)           532            (84)
        Inventories.........................................              (349)           (39)          (182)
        Other assets........................................               (60)            40            (80)
        Accounts payable....................................            (3,793)        (1,459)           715
        Accrued expenses and other current liabilities......             4,251          2,242          4,983
        Billings in excess of revenue.......................               (26)           606           (502)
        Income taxes payable................................              (372)         1,165           --
                                                                       -------         ------         ------
          Net cash (used in) provided by operating
            activities......................................            (2,962)         1,596         (1,624)
                                                                       -------         ------         ------

Cash flows from investing activities:
Acquisitions, net of cash acquired..........................            (1,974)       (54,175)        (4,438)
Purchases of property and equipment.........................            (1,906)        (2,492)          (678)
Capitalized software development costs......................              (707)        (2,339)          (626)
Contingent purchase price payment...........................            (5,000)          --             --
Collection of notes receivable -- stockholders..............               --            --               443
                                                                       -------         ------         ------
          Net cash used in investing activities.............            (9,587)       (59,006)        (5,299)
                                                                       -------         ------         ------

Cash flows from financing activities:
Net proceeds from the sale of common stock..................               --          22,647         14,364
Net borrowings (repayments).................................                16           (884)          --
Net borrowings (repayments) under line of credit............            10,971         35,000         (2,701)
Deferred financing costs....................................              (234)           (45)          --
Net repayments of obligations under capital leases..........              (326)          (145)          --
Exercise of stock options and purchases under the ESPP......             1,280            550             57
Stockholder distributions...................................               --             --          (3,164)
Purchase of treasury stock..................................               --             --             (66)
                                                                       -------         ------         ------
          Net cash provided by financing activities.........            11,707         57,123          8,490
                                                                       -------         ------         ------

Net (decrease) increase in cash.............................              (842)          (287)         1,567
Cash and cash equivalents, beginning of period..............             2,457          2,744          1,177
                                                                       -------         ------         ------
Cash and cash equivalents, end of period....................        $    1,615     $    2,457     $    2,744
                                                                    ==========     ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  ORGANIZATION:

Advanced Communication Systems, Inc. (the "Company") was incorporated in 1987 in the state of Delaware. The Company provides communications, information systems and applied technology, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. In August 1997, the Company acquired RF Microsystems, Inc. ("RFM"), a provider of technical and engineering services to the Department of Defense in the areas of communications, navigation, electronic warfare and digital signal systems. In fiscal 1998, the Company acquired Integrated Systems Control, Inc. ("ISC"), a satellite communication engineering company, Advanced Management Incorporated ("AMI"), a provider of a wide range of information technology services and SEMCOR, Inc. ("SEMCOR"), a provider of technical and engineering services in the areas of communication services, information and applied technology. In fiscal 1999, the Company acquired Program Support Associates, Inc. ("PSA"). PSA develops, installs and supports online, real time financial management information systems primarily to the Department of Defense.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Advanced Communication Systems, Inc. and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

NET INCOME PER COMMON SHARE

Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement replaces the previously reported primary and fully diluted net income per share with basic and diluted net income per share. Unlike primary net income per share, basic net income per share excludes any dilutive effects of stock options. Diluted net income per share is similar to the previously reported fully diluted net income per share. All net income per share amounts have been restated to conform to SFAS No. 128. No reconciling items existed between the net income used for basic and diluted net income per share. The only reconciling item between the shares used for basic and diluted net income per share related to outstanding stock options.

PRO FORMA NET INCOME PER SHARE (UNAUDITED)

Prior to June 25, 1997, the Company elected to be treated as an S corporation and was not subject to federal and certain state income taxes. The pro forma statement of operations data reflects federal and state income taxes at applicable rates as if the Company had not elected S corporation status for the period indicated. Pro forma net income per share has been computed by dividing pro forma net income by the pro forma weighted average number of common shares outstanding during the period.

The pro forma weighted average shares outstanding is based on: (i) the weighted average shares outstanding during the period assuming the dilutive effect of all options outstanding for diluted pro forma net income per share and (ii) the assumed sale of a sufficient number of shares of the Company's common stock necessary to fund the distribution of all undistributed S corporation earnings in excess of the preceding twelve months earnings, through the date of the offering.

MANAGEMENT'S USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SUPPLEMENTAL STATEMENTS OF CASH FLOWS DATA

The Company paid income taxes in the amount of approximately $1,193,000, $198,000 and $608,000 and interest expense of approximately $4,318,000, $1,925,000 and $136,000 during the fiscal years ended September 30, 1999, 1998 and 1997, respectively. The Company acquired all of the outstanding shares of ISC in exchange for 475,000 shares of the Company's Common Stock in fiscal 1998. (See Note 4).

REVENUE RECOGNITION

The Company provides services, primarily to the U.S. government, on a contractual basis. Revenue on cost plus fixed fee contracts is recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenue on time and materials contracts is recognized at the contractual rates as labor hours and direct expenses are incurred. Revenue on fixed price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated contract losses are recognized as soon as they become known and estimable.

The Company also provides off-the-shelf hardware and software products to the U.S. government under the GSA Schedule Contract and to commercial companies. Related revenue is recognized when products are shipped or when customers have accepted the products, depending on contractual terms.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and contract receivables. The Company maintains cash and cash equivalents in a high credit quality financial institution. The credit risk with respect to contract receivables is mitigated because the majority of the Company's contract receivables are due from agencies of the U.S. government, and non-government receivables are comprised of relatively small amounts due from a diverse customer base.

For the years ended September 30, 1999, 1998 and 1997, approximately $198,966,000, $97,463,000, and $48,284,000, respectively, of the Company's revenues were derived from contracts or subcontracts funded by the U.S. government, most of which were funded by the Department of Defense. Government contracts can be terminated at any time by the government without cause, are subject to competitive rebidding process upon expiration, require compliance with various contract procurement regulations and are subject to audit by the Defense Contract Audit Agency and other government auditors.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include short-term investments with original maturities of three months or less.

INVENTORIES

Inventories consisting of computer and communications hardware, that are used in the completion of contractual obligations, are stated at the lower of cost or market. Cost is determined using the average cost method.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and are depreciated over their estimated useful lives, five to seven years, primarily using the straight-line method. One of the Company's subsidiaries uses an accelerated method and will adopt the straight-line method in fiscal 2000. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the asset or the lease terms.
Buildings are depreciated over forty years on a straight-line basis.

SOFTWARE DEVELOPMENT COSTS

In compliance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, certain software development costs are capitalized in the accompanying balance sheets. Capitalization of software development costs begins upon the establishment of technological feasibility. Capitalization ceases and amortization of capitalized costs begins when the software product is commercially available for general release to customers. Amortization of capitalized software development costs is computed using the straight-line method over the remaining estimated economic life of the product, not to exceed five years. (See Note 7)

RESEARCH AND DEVELOPMENT EXPENSES

The Company expenses research and development costs as they are incurred. Research and development expenses for all periods presented were not material except for acquired in-process research and development costs (See Note 4).

INTANGIBLE ASSETS

INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION, CONSISTS OF THE FOLLOWING:

                                      SEPTEMBER 30,
                                    ---------------------   AMORTIZATION
                                     1999          1998        PERIOD
                                    -------       -------   ------------
         Goodwill................   $57,586       $45,687   5 -- 40 years
         Customer lists..........     3,673         3,929   16 years
         Debt financing costs....       344           110    2 years
                                    -------       -------
                                    $61,603       $49,726
                                    =======       =======

Debt financing costs represents fees and other costs incurred in connection with the issuance of long term debt. These costs are amortized to interest expense over the term of the related debt using the effective interest rate method.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long-lived assets, including software development costs and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. The Company has determined that as of September 30, 1999 and 1998, there has been no impairment in the carrying value of long-lived assets, with the exception of the write-off related to software development costs of approximately $3,893,000 discussed in Note 7.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that imposes an obligation to deliver cash or other financial instruments to a second party. The carrying amounts of current assets and current liabilities in the accompanying financial statements approximate fair value due to the short maturity of these instruments. The carrying amount of long-term debt approximates fair value based on borrowing rates currently available to the Company for bank loans with similar terms and maturities.

INCOME TAXES

From October 1, 1989 through June 25, 1997, the Company elected to be treated as an S corporation and was not subject to federal and certain state income taxes. As a result, no provision for federal and state income taxes has been included in the historical statements of operations prior to June 25, 1997. On June 25, 1997, in connection with the initial public offering, the S corporation status was terminated, thereby subjecting future income of the Company to federal and state income taxes. Subsequent to June 25, 1997, the Company has provided for federal and state income taxes in the statements of operations at the effective tax rates.

RECLASSIFICATION

Certain prior period amounts have been reclassified to conform with the current year's presentation.

3. OFFERINGS OF COMMON STOCK AND DISTRIBUTIONS TO STOCKHOLDERS:

In July 1997, the Company consummated the initial public offering of its common stock (the "Initial Public Offering"), selling 2,225,000 shares of common stock, including the underwriter's overallotment option of 375,000 shares, for $7.50 per share. The Initial Public Offering resulted in net proceeds to the Company of approximately $14,400,000 after deducting underwriters discounts and offering expenses payable by the Company. In connection with the Initial Public Offering, the Company terminated its S corporation election and made distributions to the pre-Initial Public Offering stockholders of its undistributed S corporation earnings of approximately $6,600,000.

In May 1998, the Company consummated a public offering of 2,000,000 shares of its common stock for $12.375 per share. The offering resulted in net proceeds to the Company of approximately $22,600,000 after deducting underwriting discounts and offering expenses payable by the Company. The majority of the proceeds was used to pay the outstanding debt incurred in the acquisition of AMI (See Note
4).

4.  ACQUISITIONS:

RF MICROSYSTEMS, INC.

In August 1997, the Company acquired all of the outstanding common stock of RFM for cash consideration of $5,000,000. The acquisition has been accounted for as a purchase, and the financial results of RFM have been included in the results of operations from the date of acquisition. The total purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values in accordance with the provisions of Accounting Principles Board Opinion No. 16. The excess of the purchase price over the net assets acquired is being carried as goodwill, in the amount of $1,698,000, which is being amortized over its estimated useful life of 15 years. The consolidated statement of operations includes a $1,910,000 charge, based on a third-party appraisal, taken at the time of the acquisition for acquired in-process research and development costs related to acquired technology that has not reached technological feasibility and that has no alternative future use.

INTEGRATED SYSTEMS CONTROL, INC.

In November 1997, the Company acquired all of the outstanding shares of ISC in exchange for 475,000 shares of the Company's common stock. The acquisition has been accounted for as a purchase and accordingly the total purchase price has been allocated to acquired assets and liabilities assumed at their estimated fair values. The excess of the purchase price over the net assets acquired is being carried as goodwill, in the amount of approximately $1,428,000, which is being amortized over its estimated useful life of 30 years.

ADVANCED MANAGEMENT INCORPORATED

In February 1998, the Company acquired all of the outstanding shares of AMI for $19,500,000 in cash and additional contingent payments for each of two consecutive twelve month periods following the closing date of the acquisition up to a maximum of $5,250,000 for each period. AMI did not achieve the financial goals required for the first twelve-month period and management believes it is unlikely that AMI will achieve the financial goals for the second twelve-month period ending January 31, 2000. The acquisition has been accounted for as a purchase, and accordingly, the purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values. The excess of the purchase price over the net assets acquired is being carried as intangible assets, including goodwill and customer lists, in the amounts of approximately $12,648,000 and $4,100,000, respectively, which is being amortized over their estimated useful lives of 40 and 16 years, respectively.

SEMCOR, INC.

In June 1998, the Company acquired all of the outstanding shares of SEMCOR for a preliminary purchase price of $38,100,000 in cash and additional contingent payments based on the achievement of certain financial goals for the six-month period ending December 31, 1998, up to a maximum of $5,000,000 and for the twelve-month period ending December 31, 1999, up to a maximum of $10,000,000. SEMCOR successfully achieved the financial goals for the six-month period ended December 31, 1998, as outlined in the stock purchase agreement, and accordingly the selling shareholders were paid the maximum of $5,000,000 in February 1999. The Company believes that a substantial portion of the second contingent payment that is due in February 2000, will be payable to the selling shareholders. The acquisition has been accounted for as a purchase, and accordingly the preliminary purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values, based on a third-party appraisal. In connection with the final determination of the fair value of assets acquired and pursuant to the provisions of Accounting Principles Board Opinion No. 16, the Company has valued acquired contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts, which amounted to $6,343,000. Effective April 1, 1999, this adjustment has been reflected in the accompanying balance sheet as an increase to goodwill and a corresponding increase to deferred profit. The Company recognized approximately $1,024,000 as a reduction of costs in fiscal 1999, with the remaining $5,319,000 to be recorded as a reduction of costs in future periods as work on certain contracts is performed. The excess of the preliminary purchase price and the first contingent payment over the net assets acquired is being carried as goodwill, in the amount of $41,784,000, and is being amortized over its estimated useful life of 40 years. The amount to be paid for the second contingent payment will be recorded on the measurement date of December 31, 1999, as additional goodwill.

PROGRAM SUPPORT ASSOCIATES, INC.

In September 1999, the Company acquired all of the outstanding shares of PSA for $2,300,000 in cash, of which $662,000 is included in accrued expenses at September 30, 1999, and additional contingent payments, up to $1,000,000, upon the achievement of certain financial goals during the period commencing January 1, 2000, and ending December 31, 2000. The acquisition has been accounted for as a purchase, and accordingly, the total purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values. The excess of the purchase price over the net assets acquired is being carried as goodwill, in the amount of approximately $1,942,000, which will be amortized over 20 years.

The following unaudited pro forma summary presents information as if each acquisition had occurred at the beginning of the fiscal year preceding the period in which the acquisition was consummated. The pro forma information does not necessarily reflect the results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies.

                                                            YEAR ENDED SEPTEMBER 30
                                                      -----------------------------------
                                                        1999          1998         1997
                                                      --------      -------      --------
                                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
          Revenues................................     $223,065     $190,596     $181,446
          Net income..............................     $  3,783     $  4,614     $  3,005
          Net income per share -- basic...........     $   0.44     $   0.64     $   0.58
          Net income per share -- diluted.........     $   0.43     $   0.63     $   0.57

5.  CONTRACT RECEIVABLES:

CONTRACT RECEIVABLES CONSIST OF THE FOLLOWING:


                                                                 SEPTEMBER 30,
                                                             ---------------------
                                                               1999          1998
                                                             -------        ------
                                                                  (IN THOUSANDS)
          U.S. government:
             Amounts billed...........................        $25,625       $22,088
             Recoverable costs and accrued profit on
               progress completed; not billed.........         38,422        27,777
                                                              -------       -------
                  Subtotal............................         64,047        49,865
                                                              -------       -------
          Commercial customers:
             Amounts billed...........................          3,513         4,469
             Recoverable costs and accrued profit on
               progress completed; not billed.........          1,235           864
                                                              -------       -------
                  Subtotal............................          4,748         5,333
                                                              -------       -------

          Less allowance for doubtful accounts........            961         1,139
                                                              -------       -------
                    Total.............................        $67,834       $54,059
                                                              =======       =======

In fiscal 1999, the Company incurred a charge for an uncollected receivable from the Australian Navy in the amount of approximately $1,800,000. The receivable was related to the development and installation of RANSALTS, a SALTS-type product.

6.  PROPERTY AND EQUIPMENT:

PROPERTY AND EQUIPMENT CONSIST OF THE FOLLOWING:

                                                                 SEPTEMBER 30,
                                                             ----------------------
                                                               1999          1998
                                                             -------        -------
                                                                  (IN THOUSANDS)
          Land........................................       $ 1,231        $ 1,231
          Buildings...................................         1,946          1,946
          Furniture and equipment.....................        10,232          9,411
          Equipment under capital leases..............         3,470          4,366
          Leasehold improvements......................           294            305
                                                             -------        -------
                                                              17,173         17,259

          Less accumulated depreciation and
            amortization..............................         9,265          9,215
                                                             -------        -------
          Total property and equipment, net...........       $ 7,908        $ 8,044
                                                             =======        =======

7.  SOFTWARE DEVELOPMENT COSTS:

SOFTWARE DEVELOPMENT COSTS CONSIST OF THE FOLLOWING:


                                                                 SEPTEMBER 30,
                                                             ----------------------
                                                               1999          1998
                                                             -------        -------
                                                                  (IN THOUSANDS)
          Cost........................................       $ 4,357        $ 3,650
          Less accumulated amortization...............          (464)          (464)
          Less write-off..............................        (3,893)           --
                                                             -------        -------
          Total software development costs, net.......       $   --         $ 3,186
                                                             =======        =======

Software development costs capitalized were $707,000, $2,339,000 and $626,000 in the years ended September 30, 1999, 1998 and 1997, respectively. Amortization expense for the years ended September 30, 1999, 1998 and 1997 was approximately $-0-, $103,000 and $137,000 respectively.

In 1999, the Company discontinued development of its SALTS related software products, and accordingly, the results of operations for the year ended September 30, 1999, includes a one-time charge of approximately $3,893,000 in capitalized SALTS software development costs.

8.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES CONSIST OF THE FOLLOWING:


                                                                 SEPTEMBER 30,
                                                             ----------------------
                                                               1999          1998
                                                             -------        -------
                                                                  (IN THOUSANDS)
          Accrued salaries, benefits and related
            taxes....................................        $ 5,695         $ 7,098
          Accrued vacation...........................          3,663           3,243
          Accrued bonuses............................          1,320             763
          Accrued subcontractor and other direct
            costs....................................         14,465           8,841
          Accrued acquisition costs..................            763             744
          Provision for loss contracts...............            683           1,391
          Other accrued expenses and current
            liabilities..............................          1,200             692
                                                             -------         -------
                                                             $27,789         $22,772
                                                             =======         =======

9. RELATED-PARTY TRANSACTIONS:

In 1993, the Company entered into a ten-year lease with a real estate management company ("10089 Management") to lease its headquarters facility. The owners of 10089 Management include the principal stockholders of the Company. The lease was scheduled to expire on August 31, 2003 and required rental payments of approximately $29,000 per month, increased annually based on the Consumer Price Index. In July 1999, the facility was sold to a non-affiliated third party from whom the Company currently leases the facility.

The Company also provided management services for 10089 Management at no cost. Included in other receivables at September 30, 1998, was $88,000 due from 10089 Management for reimbursable operating expenses paid for by the Company.

10. LONG-TERM DEBT:

LONG-TERM DEBT CONSISTS OF THE FOLLOWING:

                                                                 SEPTEMBER 30,
                                                             ----------------------
                                                               1999          1998
                                                             -------        -------
                                                                  (IN THOUSANDS)
          Line of credit:
          $60,000,000 line of credit with a commercial
            bank expiring February 28, 2002..............    $46,000        $35,000
          $400,000 line of credit with a commercial bank,
            interest at Prime plus 1%, due on demand.....         50            --
          Notes payable:
            Note payable to bank, interest at 9.9%, due
              February 2005, secured by a First Deed of
              Trust on an office building................        951            964
            Note payable to Urban Business Development
              Corporation, interest at 8.575%, due January
               2015, guaranteed by the Small Business
               Administration and secured by a Second
               Deed of Trust on an office building......         666            687
                                                             -------        -------
                                                              47,667         36,651
            Less current maturities.....................          87             87
                                                             -------        -------
                                                             $47,580        $36,564
                                                             =======        =======

The aggregate maturities of long-term debt in each of the next five fiscal years is as follows (in thousands): $87 in 2000; $41 in 2001; $46,045 in 2002; $48 in
2003; $55 in 2004 and $1,390 thereafter.

LINES OF CREDIT

In February 1998, the Company entered into a line of credit arrangement, consisting of two credit facilities aggregating $35,000,000, with a commercial bank, refinancing the Company's then-existing line of credit and the outstanding commercial bank debt of ISC. The Company's subsidiary, ISC, had three notes payable totaling approximately $1,671,000 at the date of acquisition, secured by accounts receivable, equipment and other assets, which were repaid using the above mentioned facility in February 1998. The credit facility was also used to finance the acquisition of AMI and to provide for the working capital needs of the Company. The first facility, in an amount up to $15,000,000, may be used to finance acquisitions, working capital, and other corporate purposes, and bears interest at either the bank's prime rate or at a London interbank offered rate ("LIBOR") for one, two or three month periods, plus a percentage, not more than 2.2%, which depends on the Company's historical performance. The second facility, in an amount up to $20,000,000, may be used to finance acquisitions, and bears interest at either the bank's prime rate or at a LIBOR rate plus a percentage, not more than 2.45%, which depends on the Company's historical financial performance. The credit agreement contains various covenants requiring the Company and its subsidiaries, on a consolidated basis, to maintain certain financial ratios, including, funded debt to earnings before interest, depreciation, income taxes and amortization ("EBITDA"), EBITDA coverage ratio and minimum net worth and prohibits the payment of dividends.

In June 1998, the line of credit arrangement was increased to $45,000,000, from $35,000,000, to finance the acquisition of SEMCOR and to provide for the working capital needs of the Company. This credit arrangement was subject to similar terms and conditions as the original arrangement that was entered into in February 1998.

In February 1999, the line of credit arrangement was increased to $60,000,000 to finance the additional contingent payment to the selling shareholders of SEMCOR and to provide for the working capital needs of the Company. This credit arrangement was subject to similar terms and conditions as the original arrangement that was entered into in February 1998.

Subsequent to year-end, the Company and the commercial bank executed an amendment to the line of credit arrangement that restated the definition of EBITDA to exclude $4,800,000 in calculating the funded debt to EBITDA financial covenant with respect to any fiscal period from September 30, 1999, through and including June 30, 2000. As of September 30, 1999, $58,400,000 was available on this credit arrangement and the outstanding balance was $46,000,000 with an additional $3,800,000 in standby letters of credit.

In September 1999, the Company acquired PSA, and as a result, assumed its liabilities that, in part, consisted of $50,000 outstanding under a line of credit. This credit arrangement with a commercial bank, in the amount of $400,000, bears interest at the bank's prime rate plus one percent and is due on demand.

At September 30, 1999, and 1998, the Company had $46,050,000 and $35,000,000,
respectively, outstanding under these arrangements. For the years ended September 30, 1999, 1998 and 1997, interest expense under these credit facilities was approximately $3,803,000, $1,410,000 and $136,000, respectively, at weighted average interest rates of 8.16%, 8.10% and 8.75%, respectively.


11.  INCOME TAXES:

Following the completion of the Offering, the Company became subject to federal and state income taxes. The following audited information for the years ended September 30, 1999 and 1998, and the unaudited pro forma information for the year ended September 30, 1997, has been determined based on the provisions of SFAS No. 109. The September 30, 1997, information reflects income tax expense (benefit) that the Company would have incurred had it been subject to federal and state income taxes. The income tax provision for the years ended September 30, 1999 and 1998, are based on actual amounts as the Company was subject to federal and state income taxes for both years.

                                                                           YEARS ENDED SEPTEMBER 30
                                                              ---------------------------------------------------
                                                                 1999                1998        1997 (PRO FORMA)
                                                              -------------    -------------   ------------------
                                                                                               (UNAUDITED)
                                                                               (IN THOUSANDS)
                    Income tax provision
                     (benefit)
                    Current
                      Federal..................                  $391              $1,359                 $521
                      State....................                   803                 440                   75
                    Deferred...................                 1,208               1,062                 (25)
                                                               ------              ------                 ----
                                                               $2,402              $2,861                 $571
                                                               ======              ======                 ====

The provision for income taxes results in effective rates that differ from the federal statutory rate as follows:

                                                                      SEPTEMBER 30
                                                                  -------------------
                                                                   1999         1998       1997 (PRO FORMA)
                                                                  -------      ------      ----------------
                                                                                             (UNAUDITED)
                Statutory federal income tax rate......           34.0%         34.0%           34.0%
                State income taxes, net of federal tax
                 benefit...............................            6.4           5.8             4.9
                Other..................................           (0.3)         (0.3)           (0.5)
                                                                  ----          ----            ----
                                                                  40.1%         39.5%           38.4%
                                                                  ====          ====            ====

The Company had net operating loss carryforwards of approximately $1,007,000, as of September 30, 1997, that were fully utilized in 1998.

THE COMPONENTS OF THE NET DEFERRED TAX LIABILITIES ARE AS FOLLOWS:

                                                                                SEPTEMBER 30,
                                                                           -----------------------
                                                                               1999        1998
                                                                           -----------  ----------
                                                                                (IN THOUSANDS)
                               Deferred tax assets
                                 Acquired in-process R & D
                                    write-off....................            $  659      $  711
                                 Cash to accrual adjustment......               423         846
                                 Accrued vacation................             1,258         828
                                 Reserves........................               318         208
                                 Accrued bonus...................               339         161
                                 Other...........................               216          87
                                                                             ------      ------
                                                                              3,213       2,841
                                                                             ------      ------
                               Deferred tax liabilities

                                 Unbilled receivables..............          (4,309)     (2,332)
                                 Cash to accrual adjustment........            (456)       (879)
                                 Capitalized software development
                                    costs..........................               -      (1,217)
                                 Amortization......................          (1,303)       (250)
                                 Acquired contracts in process.....            (379)          -
                                 Other.............................            (309)        (80)
                                                                             ------      ------
                                                                             (6,756)     (4,758)
                                                                             ------      ------
                               Total deferred tax liability........         $(3,543)    $(1,917)
                                                                             =======     =======

12.  STOCKHOLDERS' EQUITY:


RECAPITALIZATION AND STOCK SPLIT

On May 5, 1997, the Company amended and restated its Certificate of Incorporation to increase the number of authorized shares to 40,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. In June 1997, the Board of Directors approved a stock dividend having the effect of a 6,750-for-1 stock split of the Common Stock, which was paid to the stockholders effective June 25, 1997. The change in the Company's Common Stock for the stock dividend has been given retroactive effect for all periods presented.


STOCK REDEMPTION AGREEMENTS

All of the outstanding shares of common stock and options, upon exercise, were subject to Stock Redemption Agreements. Under certain circumstances, the Company was required to buy back the stock at a price equal to fair value, as determined by the Board of Directors. Adjustment for redemption value greater than amounts paid in by stockholders represents the change in the redemption value per share of outstanding Common Stock in each period. The redemption value per share, based on the fair market value, was $4.44 as of September 30, 1996. The Stock Redemption Agreements were terminated in connection with the initial public offering and the corresponding accretion was removed. All treasury stock purchases were a result of the provisions of these Stock Redemption Agreements.


STOCK PLANS AND AGREEMENTS

The 1997 Stock Incentive Plan of the Company (the "1997 Plan") was adopted by the Company's Board of Directors effective March 1997 and by the Company's stockholders on March 25, 1997. The Company may grant options, stock appreciation rights, "performance" awards and restricted and unrestricted stock (collectively, the "Awards") to purchase up to 450,000 shares of common stock, plus additional annual amounts to participants in the Plan as prescribed in the Amendment to the 1997 Stock Incentive Plan. In 1999, the Company's stockholders approved an amendment to the 1997 Plan, that provided for automatic increases in the number of shares reserved for issuance thereunder effective on the first trading day of each of January 1999 and 2000. This amendment provides that the Plan shall increase by a number of shares equal to the lesser of (i) two percent (2%) of the total number of shares of the Company's common stock issued and outstanding on the last trading day of the preceding December or (ii) 400,000 shares. (Such number shall be subject to adjustment by the Company's Board of Directors under the terms of the Plan to take into account the effect of extraordinary corporate transactions such as reorganization, merger, consolidation, recapitalization, restructuring or other distribution, stock split, spin-off or sale of substantially all of the Company's assets). The additional amount reserved for issuance effective January 1, 1999, was 172,524 shares. The 1997 Plan has a term of 10 years. Options granted under the 1997 Plan can have an exercise period of up to 10 years. The 1997 Plan provides for the grant of stock options to directors, employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1997 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution. At September 30, 1999 and 1998, 111,266 shares and 41,900 shares, respectively, were available for grant under this plan.

The 1996 Stock Incentive Plan of the Company (the "1996 Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders effective July 1996. The Company may grant options, stock appreciation rights, "performance" awards and restricted and unrestricted stock (collectively, the "Awards") to purchase up to 337,500 shares of common stock to participants in the 1996 Plan. The 1996 Plan has a term of 10 years. Options granted under the 1996 Plan can have an exercise period of up to 10 years. The 1996 Plan provides for the grant of stock options to directors, employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1996 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution. At September 30, 1999 and 1998, 49,775 shares and 24,250 shares, respectively, were available for grant under the 1996 Plan.

The Company's Employee Stock Purchase Plan (the "ESPP") was adopted by the Board of Directors in March 1998. A total of 325,000 shares of common stock have been reserved for issuance under the ESPP. Eligible employees may purchase a limited number of shares of the Company's stock at 90% of the market value at certain plan-defined dates. The ESPP automatically terminates on the earlier of March 31, 2008 or the issuance of the maximum number of shares available under the ESPP. At September 30, 1999 and 1998, 98,076 shares and 6,280 shares, respectively, were issued under the ESPP. Pursuant to the terms of the Merger Agreement with The Titan Corporation (See Note 15), the ESPP will be suspended after December 31, 1999.

In 1993, the Board of Directors granted options to purchase 101,250 shares of common stock to various employees. The employees were fully vested in the options upon granting, and the options expire on the earlier of January 1, 1998 or termination of employment. As of September 30, 1999, 1998 and 1997, none of these options was exercisable. All sales of treasury stock were a result of the exercise of options and stock issued under the Employee Stock Purchase Plan.


THE FOLLOWING TABLE SUMMARIZES THE ACTIVITY OF ALL THE COMPANY'S STOCK OPTIONS:

                                                                                                     WEIGHTED
                                                                                                      AVERAGE
                                                             NUMBER          EXERCISE PRICE        EXERCISE PRICE
                                                            OF SHARES          PER SHARE             PER SHARE
                                                            ---------        --------------        --------------
                Shares under option, September 30,
                       1996.........................         229,500            0.70 - 4.44            3.12
                    Options granted.................         115,000                   6.50            6.50
                    Options granted.................         108,800           7.50 - 9.875            8.10
                    Options exercised...............         (81,000)                  0.70            0.70
                    Options forfeited...............         (13,500)                  4.44            4.44
                                                             -------         --------------           -----
                Shares under option, September 30,
                       1997.........................         358,800           0.70 - 9.875            6.21
                    Options granted.................         391,800         8.875 - 14.375           11.06
                    Options exercised...............         (83,833)           4.44 - 7.50            5.79
                    Options forfeited...............         (30,250)         4.44 - 12.125            4.69
                                                             -------         --------------           -----
                Shares under option, September 30,
                       1998.........................         636,517          4.44 - 14.375            9.30
                    Options granted.................         165,975           8.50 - 11.75           11.41
                    Options exercised...............         (61,578)         4.44 - 11.375            7.01


                                      F-17

                    Options forfeited...............         (87,342)         4.44 - 11.375           10.85
                                                             -------         --------------           -----
                Shares under option, September 30,
                 1999...............................         653,572         $4.44 - 14.375           $9.85
                                                             =======         ==============           =====

Options outstanding at September 30, 1999 had a weighted average remaining contractual life of 6.7 years. The fair value per share of all options issued in 1999, estimated on the date of grant using the Black-Scholes option pricing model, is $6.19.

The Company adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, effective for the Company's September 30, 1997 financial statements. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock plans. No compensation cost has been recognized for its stock plans based on the intrinsic value of the stock options at date of grant (i.e., the difference between the exercise price and the fair value of the common stock). Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates under those plans consistent with the method of FASB Statement 123, the Company's net income and net income per share would have been reduced to the amounts indicated below:

                                                                         YEAR ENDED SEPTEMBER 30
                                                                -----------------------------------------
                                                                   1999        1998     1997 (PRO FORMA)
                                                                ----------  ---------- ------------------
                                                                                          (UNAUDITED)
                   Net income (in thousands) --
                     As reported.........................           $3,581      $4,374        $ 915
                     SFAS No. 123 pro forma..............           $3,000      $3,891        $ 826
                   Net income per share --
                     As reported -- basic................           $ 0.41      $ 0.61        $0.20
                     SFAS No. 123 pro forma -- basic.....           $ 0.35      $ 0.54        $0.18
                     As reported -- diluted..............           $ 0.41      $ 0.60        $0.19
                     SFAS No. 123 pro forma -- diluted...           $ 0.34      $ 0.53        $0.17

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                          SEPTEMBER 30
                                                                          ------------
                                                                   1999       1998       1997
                                                                 --------   --------   --------
                              Expected Dividend Yield.....        0.0%       0.0%       0.0%
                              Risk-Free Interest Rate.....        5.3%       4.5%       6.4%
                              Expected Volatility.........       44.0%      58.7%      57.6%
                              Expected Life (in years)....        7.0        8.0        7.5

13.  COMMITMENTS:


LEASE COMMITMENTS

The Company has entered into a master leasing agreement in which the Company sells computer equipment at the original purchase price to a leasing company and then leases the equipment back. There have been no gains or losses associated with these sales/leasebacks. All leases related to this master leasing agreement have been accounted for as capital leases. As of September 30, 1999 and 1998 the Company recorded approximately $1,297,000 and $1,623,000, respectively, for obligations under capital leases.

The Company leases office space and equipment under various operating and capital lease agreements expiring through June 2004. Most leases include a provision for annual rent adjustments based on changes in various economic indices. Future minimum lease payments under noncancelable operating leases as of September 30, 1999, were as follows:

                             YEAR ENDED                OPERATING      CAPITAL
                            SEPTEMBER 30,               LEASES        LEASES
                           ---------------            -----------    ---------
                                                           (IN THOUSANDS)
                        2000...................       $    4,560     $     973
                        2001...................            4,045           450
                        2002...................            2,608          --
                        2003...................            1,291          --
                        2004...................              295          --
                        Less interest..........             --            (126)
                                                      ----------     ---------
                               Total...........       $   12,799     $   1,297
                                                      ==========     =========

During 1993, the Company entered into a lease agreement for office space with a related party which includes the principal stockholders of the Company (See Note 9). For the years ended September 30, 1999, 1998 and 1997, rent expense related to this lease totaled $280,000, $336,000 and $257,000, respectively. Amounts representing aggregate rent expense on all operating leases, excluding the related party lease, totaled $3,257,000, $2,426,000 and $1,066,000 for the years ended September 30, 1999,
1998 and 1997, respectively.

PROFIT-SHARING PLAN

The Company provides a profit-sharing plan (401(k) plan) which covers substantially all employees. Under the terms of the plan, the Company may make discretionary profit-sharing contributions and discretionary matching contributions, each determined annually by the Board of Directors. Contributions charged to expense for the years ended September 30, 1999, 1998 and 1997, were $1,843,000, $860,000 and $236,000, respectively.

LITIGATION

In August 1999, the Company filed an action against the McGraw-Hill Companies, Inc. ("McGraw-Hill") in the United States District Court for the District of New Jersey (the "New Jersey Action"), seeking recovery of approximately $186,000 in fees for services performed pursuant to certain contracts. McGraw-Hill has threatened to file a counterclaim against the Company seeking recovery of $500,000, on allegations that the Company negligently designed certain software for McGraw-Hill, which negligence caused significant problems to McGraw-Hill customers. The Company files its answer to the counterclaim in December 1999, and it believes that it has a meritorious defense to the counterclaims and intends to conduct a vigorous defense.

The Company is from time to time involved in litigation incidental to the conduct of its business. The Company currently is not a party to any legal proceedings, other than the action referred to above, and, in the opinion of management the amount of ultimate liability or recovery with respect to such actions will not materially affect the financial position or results of operations of the Company.

14.    SEGMENT REPORTING

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 permits operating segments to be aggregated if they have similar products and services, customers, methods of distribution, and belong to the same regulatory environment.

The Company's revenues are derived predominately from the U.S. Government through long-term cost reimbursement, fixed-price or time and materials contracts. The Company's operating margin is affected by the mix of contract types. These contracts are administered and executed under the Federal Acquisition Regulations. The Company makes vertical market disclosures such as, communication services, information systems and aerospace services. The chief operating decision-maker does not allocate resources and does not assess the performance by the above classifications. The Company manages on a contract by contract basis. Accordingly, the Company's government contracts are considered to be one reportable operating segment.

15.  SUBSEQUENT EVENTS


AGREEMENT AND PLAN OF MERGER

On December 9, 1999, the Company entered into a definitive agreement to merge with The Titan Corporation ("Titan", NYSE: TTN) in a tax-free exchange of Titan common stock for the Company's common stock at an approximate value ranging from $18 to $22 per the Company's common share. The transaction has been approved by the board of directors of both companies and is subject to the Company's shareholder and regulatory approval.

EXECUTIVE RETIREMENT PLAN

On October 25, 1999, the Board of Directors approved an executive retirement plan which is intended to be an unfunded plan for purposes of providing deferred compensation to a select group of management or highly compensated employees. An employee shall become a participant under this plan upon approval of the Compensation Committee following recommendation by the Chief Executive Officer of the Company. The Chief Executive Officer is currently the only participant in the plan and is eligible to receive, upon his retirement, approximately one year of salary of $350,000.

                      ADVANCED COMMUNICATION SYSTEMS, INC.


                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                               BALANCE AT                CHARGED TO                    BALANCE AT
                                               BEGINNING                   OTHER                         END OF
                     DESCRIPTION               OF PERIOD     CHARGES     ACCOUNTS(1)     DEDUCTIONS      PERIOD
           ------------------------------     -----------   ---------   -------------   ------------  ------------
           Year ended September 30, 1999:
             Allowance for doubtful
             accounts....................        $1,139      $2,514        $   --          ($2,692)      $  961

           Year ended September 30, 1998:
             Allowance for doubtful
             accounts....................        $   --      $   --        $1,917            ($778)      $1,139

           Year ended September 30, 1997:
             Allowance for doubtful
             accounts....................        $   --      $   --        $   --             $ --       $   --

(1) Represents amounts that were charged to the allowance for doubtful accounts as a result of purchase accounting and the allocation of the purchase price to the acquired assets and liabilities at their fair values.